                                                                    EXHIBIT 28.2

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM 10-K

        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

For the fiscal year ended: SEPTEMBER 30, 1994    Commission File Number: 0-19795

                               PCI SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                 51-0336586
            (State or other jurisdiction of                                   (I.R.S. Employer
             incorporation or organization)                                 Identification No.)

              1403 FOULK ROAD, SUITE 102,
                  WILMINGTON, DELAWARE                                             19803
        (Address of principal executive offices)                                 (Zip Code)

Registrant's telephone number, including area code:  (302) 479-0281

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act: COMMON STOCK,
                                                            PAR VALUE
                                                            $.001 PER SHARE

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes __X__ No _____

The aggregate market value of the registrant's voting stock held by nonaffiliates (based upon the closing price of $7.00) on December 13, 1994, was approximately $22,300,000. As of December 13, 1994, there were 6,181,250 shares of Common Stock, par value $.001 per share, outstanding.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. __X__

                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Annual Meeting of Stockholders to be held in March 1995 are incorporated by reference into Part III. The index to Exhibits begins on page 27.

                                     PART I

ITEM 1. BUSINESS

GENERAL

     PCI Services, Inc. (the 'Company') was incorporated on September 20, 1991 under the laws of the State of Delaware. Prior to its initial public offering in January 1992, the Company had been a wholly-owned subsidiary of MEDIQ Incorporated ('MEDIQ'). The Company provides integrated packaging services to meet the diverse and changing packaging needs of its pharmaceutical customers in the United States and Europe.

     The packaging of a pharmaceutical product is an integral part of its efficacy, safety and consumer acceptance. While many pharmaceutical companies package certain products at their own facilities, many regularly utilize independent packagers for other products and special circumstances. Some manufacturers also use independent packagers to provide additional packaging capacity for peaks in demand, and some manufacturers do not package their products, using independent packagers for all of their packaging needs.

     The pharmaceutical industry is affected by global concerns relating to health care reform, the regulatory climate, environmental protection and general economic conditions. The Company is unable to determine the effect, if any, changes in the pharmaceutical industry may have on pharmaceutical packagers. The market for pharmaceutical packaging services has benefited from increased competition in the pharmaceutical industry, particularly for over-the-counter products, increased use of 'unit-dose' packaging and changes in regulatory practices.

THE COMPANY'S PACKAGING SERVICES

     The Company provides a wide range of packaging services to its pharmaceutical customers. By offering a single source of integrated packaging services, the Company can assist a pharmaceutical manufacturer in enhancing quality and uniformity, reducing waste through increased production efficiency, and obtaining faster delivery by reducing multiple vendor involvement. The customer can select the full range of packaging services or may select only those which meet its existing needs for a particular product.

     The Company packages pharmaceutical products in the form of tablets, capsules, powders, ointments, lotions and liquids. The packaging services offered by the Company include blister packaging, bottle filling, strip packaging, pouching, capsule filling and cold-forming, as well as tamper-evident and child-resistant features. Blister packaging consists of a blister affixed to a rigid or semi-rigid backing material, through which an individual dose is expelled. Bottle filling uses high speed equipment which fills glass or plastic bottles with pharmaceutical products, and then adds cotton, safety seals, caps and labels in one production line. Strip packaging is often used for products that require extra protection from moisture, light and tampering and generally consists of higher density materials produced in a perforated strip of packages. Pouching, which is similar to strip packaging, is often used for larger volume packages filled with powders or liquids, but can also be used as a unit-dose package for tablets or capsules, and consists of a flexible packaging material (plastic, foil, paper or synthetic materials) which is formed, filled and sealed. Capsule filling consists of hard gelatin capsules which are filled with pharmaceutical products in the form of powders, granules, pellets or tablets. Cold-forming uses laminated foil, which is formed, filled and heat-sealed, and is generally used for products requiring extra protection from moisture. Tamper-evident and child-resistant features may take the form of blister, shrink-wrap, over-wrap or other packaging.

     Additional packaging services provided by the Company include the production of folding cartons, thermoformed components, and the printing of product inserts. Folding cartons are printed, die cut and glued boxes ready for machine or hand filling with blisters, bottles or other pharmaceutical packages. Thermoformed components consist of vacuum formed plastic trays and display components. The Company provides production services from layout and design through full color printing, die cutting, folding and gluing. The Company's services include the design, printing and folding of inserts, containing important dosage and other information, for the customer to add to its pharmaceutical packages or for the Company to include as part of its other packaging services.

MARKETING

     The Company markets its services primarily through the development of relationships with senior managers within the purchasing, manufacturing, quality assurance, marketing and package development departments of pharmaceutical companies. These relationships are fostered and maintained by the Company's senior management and sales force, as well as by representatives from the Company's manufacturing and quality assurance operations. The Company's existing customers, as well as potential new accounts, are contacted on a regular basis by the Company's senior management and sales force.

     In general, pharmaceutical packaging services are provided by the Company to its customers on an as needed basis. The Company also has single source relationships, in which the pharmaceutical manufacturer relies principally on the Company to fulfill particular needs. A single source relationship can increase volume predictability and decrease production setup time and costs, resulting in increased operating efficiencies for the Company. In addition, single sourcing can help streamline the customer's purchasing operations, reduce its inventory, warehousing and personnel expenses and increase vendor reliability, quality assurance and responsiveness.

CUSTOMERS

     For the fiscal years ended September 30, 1994, 1993 and 1992, eight separate divisions or affiliates of Johnson & Johnson accounted for an aggregate of 21%, 22% and 30%, respectively, of net revenue. The Company maintains separate relationships with each of these customers and believes that purchasing decisions are made on an independent basis.

COMPETITION

     The Company believes that competition for pharmaceutical packaging services is based primarily on quality, the variety of packaging services available, customer service, responsiveness and price. The Company competes with several companies that provide many types of packaging services, and a large number of companies that provide one or a few types of packaging services. The Company currently competes with companies that are larger and have greater resources. The Company believes that while there are a large number of independent providers of one or more pharmaceutical packaging services, only a few, such as the Company, offer a broad range of services. In order to compete successfully, the Company believes an independent packager must have expertise in the packaging services required, satisfy the high quality standards of pharmaceutical companies and the U.S. Food and Drug Administration ('FDA'), and respond to the diverse and changing needs of the pharmaceutical industry, all at competitive prices.

GOVERNMENT REGULATION AND QUALITY ASSURANCE

     The Company's domestic pharmaceutical packaging operations are required to be, and the Company believes that such operations are, conducted pursuant to the current Good Manufacturing Practices standards of the FDA. The Company is registered with the FDA as a pharmaceutical packager and its pharmaceutical packaging facilities undergo general FDA inspections every two years. In addition, certain of the Company's facilities are subject to limited inspections from time to time in connection with the Company being designated in new drug applications by pharmaceutical companies as a potential independent packager. The purpose of the inspections is to review the Company's capability to package the new drug in question. Only those companies designated in an approved new drug application may provide packaging services with respect to the product. While the Company does not conduct an independent analysis of the products provided by its customers for packaging, rigorous controls are maintained to account for product utilization. The Company is also subject to various rules and regulations administered by the Drug Enforcement Administration division of the United States Department of Health and Human Services and other federal, state and local agencies. In addition, the Company's facilities are inspected periodically by the Company's customers as part of their quality assurance process, with the frequency of inspections varying by customer and packaging service. The Company's operations in Germany are subject to state and local certification requirements, including compliance with the current Good Manufacturing Practices adopted by the European Community. The Company's facility in Germany is also subject to periodic regulatory and customer inspections.

EMPLOYEES

     The Company has approximately 1,500 employees engaged in executive, sales, technical and administrative functions and production. Certain of the Company's employees at certain of the domestic facilities are represented by unions pursuant to contracts expiring in 1995. As is customary in Germany, certain terms and conditions of employment for the Company's employees in that country are regulated by national union contracts. The number of persons employed by the Company fluctuates depending upon the volume of business. The Company considers its employee relations to be generally satisfactory, and has never experienced any work stoppages or labor shortages.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS

     Financial information about foreign and domestic operations is discussed in Note J to the Consolidated Financial Statements included elsewhere herein.

ITEM 2. PROPERTIES

     The Company operates the following facilities (which are leased unless otherwise indicated):

                                                                                    APPROXIMATE
LOCATION                               TYPE OF FACILITY                             SQUARE FEET
- -------------------------------------  -------------------------------------------  ------------
Philadelphia, Pennsylvania(1)(2)       Executive Offices and Manufacturing              293,000
Philadelphia, Pennsylvania(2)          Manufacturing                                    220,000
Ivyland, Pennsylvania                  Manufacturing                                     40,000
Pennsauken, New Jersey(2)              Manufacturing                                    120,000
Moorestown, New Jersey                 Manufacturing                                     20,000
Gurabo, Puerto Rico                    Manufacturing                                     65,000
Manati, Puerto Rico                    Manufacturing                                     45,000
Richmond, Virginia(2)                  Manufacturing                                     40,000
Waiblingen, Germany                    Manufacturing                                     70,000

- ------------------
(1) Anticipated to be operational mid-1995.
(2) Owned

     The Company's facilities in New Jersey, Germany, Puerto Rico and Virginia also contain regional administrative and sales offices. The lease for the Company's facility in Germany expires in April 1996. The Company, anticipating that its operations in Germany will be relocated, is currently evaluating the construction of a new facility. The Company believes that its facilities are well maintained and in good operating condition, and that such facilities will be adequate for all of the Company's reasonably foreseeable requirements.

ITEM 3. LEGAL PROCEEDINGS

     The Company may, from time to time, become involved in various legal proceedings incidental to its business, some of which may be covered by insurance. The Company knows of no litigation, either pending or threatened, which is likely to have a material adverse effect on the Company. The Company has never been subject to any product liability claims.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the quarter ended September 30, 1994.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

MARKET INFORMATION

     The following table sets forth, for the periods indicated, the high and low prices for the common stock as reported by NASDAQ.

FISCAL YEAR ENDED SEPTEMBER 30, 1994:                           HIGH        LOW
- ------------------------------------------------------------  ---------  ---------
First Quarter                                                 $  11.750  $   8.750
Second Quarter                                                   12.750      9.750
Third Quarter                                                    10.750      8.750
Fourth Quarter                                                    9.500      6.250

FISCAL YEAR ENDED SEPTEMBER 30, 1993:
- ------------------------------------------------------------
First Quarter                                                 $  15.625  $  10.750
Second Quarter                                                   14.500      8.000
Third Quarter                                                    10.750      7.750
Fourth Quarter                                                    9.750      8.250

COMMON STOCK HOLDERS

     The Company believes there are approximately 1,500 holders of common stock, including shares held in street name by brokers.

DIVIDENDS

     The Company did not declare any dividends on its common stock in the fiscal years ended September 30, 1994 and 1993. Pursuant to a lending arrangement, there are restrictions on the amount of dividends which may be paid, the most restrictive of which limits cash dividends to no more than 50% of net income during any year. Any future determination to pay cash dividends will be at the discretion of the Board of Directors, and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deem relevant.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below has been derived from the audited financial statements of the Company. This data is qualified in its entirety by reference to, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements included elsewhere herein.

                                                                      YEAR ENDED SEPTEMBER 30,
                                                      ---------------------------------------------------------
                                                         1994        1993(1)      1992       1991       1990
                                                      -----------  -----------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue                                           $   121,177  $   111,272  $  75,430  $  67,825  $  58,837
Cost of goods sold                                         96,092       86,932     58,097     55,452     47,285
                                                      -----------  -----------  ---------  ---------  ---------
  Gross profit                                             25,085       24,340     17,333     12,373     11,552
Selling, general and administrative expenses               16,249       14,334      8,377      6,961      6,073
Interest expense                                            1,527        1,269        632      1,318      1,099
Interest income                                              (215)        (259)      (106)      (107)       (88)
Management fees -- MEDIQ (2)                                   --           --         --      3,400      4,030
                                                      -----------  -----------  ---------  ---------  ---------
Income before income tax expense and cumulative
  effect of change in accounting principle                  7,524        8,996      8,430        801        438
Income tax expense                                          2,168        2,841      3,114        754        282
                                                      -----------  -----------  ---------  ---------  ---------
Income before cumulative effect of change in
  accounting principle                                      5,356        6,155      5,316         47        156
Cumulative effect of change in accounting
  principle (3)                                                --           --         --         --       (394)
                                                      -----------  -----------  ---------  ---------  ---------
Net income (loss)                                     $     5,356  $     6,155  $   5,316  $      47  $    (238)
                                                      -----------  -----------  ---------  ---------  ---------
                                                      -----------  -----------  ---------  ---------  ---------
Earnings (loss) per share                             $       .79  $       .92  $    1.05  $     .02  $    (.08)
                                                      -----------  -----------  ---------  ---------  ---------
                                                      -----------  -----------  ---------  ---------  ---------
Weighted average shares outstanding (4)(5)                  6,787        6,726      5,079      2,875      2,875
                                                      -----------  -----------  ---------  ---------  ---------
                                                      -----------  -----------  ---------  ---------  ---------

                                                                            SEPTEMBER 30,
                                                      ---------------------------------------------------------
                                                         1994        1993(2)      1992       1991       1990
                                                      -----------  -----------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital                                       $    10,595  $    12,817  $  13,096  $   8,224  $  11,671
Total assets                                               83,427       80,122     49,690     40,694     43,123
Long-term debt, less current maturities (5)                14,760       11,577      6,304      9,104     10,993
Due to MEDIQ (5)                                               --           --         --      9,199     10,648
Notes payable to MEDIQ (5)                                     --           --         --     12,300         --
Stockholders' equity (4)(5)                                47,344       48,354     33,513      1,917     14,170

      See Notes to Selected Consolidated Financial Data on following page.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) In December 1992, the Company issued 660,000 shares of common stock to acquire Allpack Industrielle Lohnverpackung GmbH ('Allpack').

(2) Management fees -- MEDIQ represent primarily an allocation of MEDIQ's overhead and its costs to provide senior management, financial, legal, accounting and risk management services to the Company. In connection with the Company's initial public offering, certain relationships with MEDIQ were restructured. Effective October 1, 1991, the Company entered into a services agreement pursuant to which the Company obtains certain legal, accounting, tax and risk management services from MEDIQ. Costs for such services were $100,000 for each of the fiscal years 1994, 1993 and 1992, and are included in selling, general and administrative expenses. The Company believes that the terms of the services agreement and MEDIQ's charges for such services are on terms no less favorable than those that could be obtained from unaffiliated third parties for comparable services.

(3) The Company adopted Statement of Financial Accounting Standards No. 96, 'Accounting for Income Taxes,' as of October 1, 1989. The cumulative effect of adopting this change in accounting principle resulted in a charge to income of $394,000 in 1990.

(4) In August 1994, the Company acquired 660,000 shares of common stock which had been issued in connection with the acquisition of Allpack.

(5) In February 1992, the Company completed its initial public offering consisting of 3,306,250 shares of common stock at a price of $10 per share. The Company utilized a portion of the proceeds to repay amounts outstanding to MEDIQ, to purchase equipment under capital lease arrangements and to retire certain term loan obligations.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto, contained elsewhere herein.

RESULTS OF OPERATIONS

     The Company's pharmaceutical packaging services are generally provided on an as-needed basis. As a result, revenue per customer and profit margins per order can vary significantly from year to year and quarter to quarter. Results for any particular quarter are not necessarily indicative of results for any subsequent quarter or related fiscal year.

     The following table sets forth for the periods indicated the percentage relationship that items in the Consolidated Statements of Operations bear to net revenue.

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                  1994       1993       1992
                                                                ---------  ---------  ---------
Net revenue                                                           100%       100%       100%
Cost of goods sold                                                     79         78         77
                                                                ---------  ---------  ---------
     Gross profit                                                      21         22         23
Selling, general and administrative expenses                           14         13         11
     Interest expense                                                   1          1          1
                                                                ---------  ---------  ---------
Income before income tax expense                                        6          8         11
Income tax expense                                                      2          3          4
                                                                ---------  ---------  ---------
Net income                                                              4%         5%         7%
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Fiscal Year 1994 Compared to Fiscal Year 1993

     Net revenue was $121,177,000, an increase of $9,905,000, or 9%, as compared to 1993. The increase was primarily attributable to increased volume to existing customers and an expanded customer base. Strong demand for contract packaging, carton manufacturing and insert manufacturing services continued to generate new business.

     Gross profit increased to $25,085,000, representing a gross margin on net revenue of 21%, as compared to 22% in 1993. The gross margin decrease was caused by domestic product mix and a lower profit contribution from the Company's foreign operations. Foreign gross profit margins were adversely affected in fiscal 1994 as a result of a decision by a major European customer to discontinue a packaging contract with the Company in order to perform the packaging in its own facilities. Customer decisions to move packaging into the customers' facilities are a normal occurrence in the pharmaceutical packaging industry. While the Company mitigated this loss by obtaining additional foreign business, including the return of a portion of the discontinued contract, these operations did not return to profitability until the fourth quarter of fiscal 1994. Gross margins were also adversely affected by costs associated with the Company's new pharmaceutical insert manufacturing plant in New Jersey, which commenced production in April 1994.

     Selling, general and administrative expenses were $16,249,000, an increase of $1,915,000, or 13%, as compared to 1993 expenses of $14,334,000. As a percentage of net revenue, selling, general and administrative expenses increased to 14% from 13% in 1993, primarily attributable to costs associated with increased sales and marketing expenses.

     Interest expense increased to $1,527,000, as compared to $1,269,000 in 1993. This increase resulted primarily from debt assumed in connection with the acquisition of the Company's Virginia facility in January 1993 and debt incurred in connection with the purchase of an operating facility in April 1993 which had previously been leased.

     The Company's effective income tax rate decreased to 29% in 1994 as compared to 32% in 1993 as a result of higher earnings from operations in Puerto Rico. The Revenue Reconciliation Act of 1993 limits Section 936 tax credits applicable to operations in Puerto Rico. Based upon current operations, these limitations, which are effective for fiscal 1995, are not anticipated to adversely impact the Company's effective income tax rate.

Fiscal Year 1993 Compared to Fiscal Year 1992

     Net revenue was $111,272,000, an increase of $35,842,000, or 48%, as compared to 1992. The increase was primarily attributable to new products and an expanded customer base provided by acquisitions.

     Gross profit was 22%, as compared to 23% in 1992. Lower domestic gross profit margins, attributable to changes in product mix, were partially offset by higher foreign gross profit margins.

     Selling, general and administrative expenses were $14,334,000, an increase of $5,957,000, or 71%, as compared to 1992 expenses of $8,377,000. As a percentage of net revenue, selling, general and administrative expenses increased to 13% from 11% in 1992, attributable to costs related to foreign operations.

     Interest expense increased to $1,269,000, as compared to $632,000 in 1992. The increase resulted from debt assumed in connection with acquisitions and debt incurred in connection with the acquisition of an operating facility which had previously been leased.

     The Company's effective tax rate decreased to 32% in 1993 from 37% in 1992 primarily as a result of higher earnings from operations in Puerto Rico.

NEW ACCOUNTING STANDARDS

     Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes,' the effect of which was not significant.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1994, the Company had working capital of $10,595,000 including cash and cash equivalents of $3,089,000. For 1994, net cash provided by operations was $11,358,000, as compared to $9,887,000 for 1993. The increase was primarily the result of changes in accounts payable partially offset by increases in inventories.

     Net cash used in investing activities included capital expenditures of $11,952,000. During 1994, the Company established a pharmaceutical insert manufacturing plant in New Jersey, with expenditures for equipment and leasehold improvements of $2,900,000. Additional equipment purchases of $6,307,000 for the Company's other packaging and insert operations were made to provide new product technologies and increased operating efficiencies. In September 1994, the Company purchased a facility in Philadelphia, Pennsylvania for $2,745,000, which will be converted into a pharmaceutical packaging facility in 1995. Additional capital expenditures related to this facility of approximately $7,300,000 for building improvements and equipment will be financed with state and municipal financing (at rates ranging from 2% to 5%) and bank financing. In addition, the Company anticipates capital expenditures of approximately $6,000,000 in fiscal 1995 for equipment for the Company's other facilities.

     Financing activities for 1994 included borrowings of $14,543,000 and principal payments and debt refinancings of $8,404,000. In August 1994, the Company entered into an agreement with a commercial lender for a $5,000,000 revolving credit facility and two term notes aggregating $8,483,000. The revolving credit facility bears interest at prime and expires on March 31, 1996. Draws under this credit facility for equipment purchases aggregating $1,000,000 or more will convert to term notes, payable over a maximum of 60 months. The Company utilized proceeds from the revolving credit facility to repay certain term loans and acquire the new Philadelphia facility. At September 30, 1994, $2,802,000 was outstanding under this credit facility, with $2,198,000 available for additional borrowing. Proceeds from the term notes were utilized for equipment purchases and to purchase, for an aggregate price of $7,458,000, 660,000 shares of common stock, which had been issued in connection with the acquisition of Allpack. At September 30, 1994, the Company had $1,553,000 outstanding under an additional line of credit of $1,934,000.

     The Company's Board of Directors has authorized the purchase of approximately 300,000 additional shares of common stock from time to time in the open market or through private transactions.

     The lease for the Company's facility in Germany expires in April 1996. The Company, anticipating that its operations in Germany will be relocated, is currently evaluating the construction of a new facility.

     Management believes that existing working capital and anticipated funds to be generated from future operations, in addition to financing commitments for the new facility in Philadelphia, will be sufficient to meet the Company's anticipated operating and capital needs. Depending upon the relocation needs of the Company's operations in Germany and future growth of the business, additional financing may be required.

SUBSEQUENT EVENT

     In November 1994, the Company sold its 70% interest in KR-Verpackungen GmbH ('KR') of Muggensturm, Germany, and its manufacturing facility to the management of KR for $5,201,000, including the assumption of debt. Cash proceeds on the sale were $790,000. Total revenues and the Company's share of net income from KR for fiscal 1994 were $6,700,000 and $152,000, respectively.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Independent Auditors' Report                                                                                          13
Consolidated Statements of Operations -- Three Years Ended September 30, 1994                                         14
Consolidated Balance Sheets -- September 30, 1994 and 1993                                                            15
Consolidated Statements of Stockholders' Equity -- Three Years Ended September 30, 1994                               16
Consolidated Statements of Cash Flows -- Three Years Ended September 30, 1994                                         17
Notes to Consolidated Financial Statements                                                                            18

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
PCI Services, Inc.
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheets of PCI Services, Inc. and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1994. Our audits also include the financial statement schedules listed in the index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PCI Services, Inc. and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

November 15, 1994

                      PCI SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED SEPTEMBER 30,
                                                               --------------------------------------------------
                                                                     1994              1993             1992
                                                               ----------------  ----------------  --------------
Net revenue                                                    $    121,177,000  $    111,272,000  $   75,430,000
Cost of goods sold                                                   96,092,000        86,932,000      58,097,000
                                                               ----------------  ----------------  --------------
Gross profit                                                         25,085,000        24,340,000      17,333,000
Selling, general and administrative expenses                         16,249,000        14,334,000       8,377,000
Interest expense                                                      1,527,000         1,269,000         632,000
Interest income                                                        (215,000)         (259,000)       (106,000)
                                                               ----------------  ----------------  --------------
Income before income tax expense                                      7,524,000         8,996,000       8,430,000
Income tax expense                                                    2,168,000         2,841,000       3,114,000
                                                               ----------------  ----------------  --------------
Net income                                                     $      5,356,000  $      6,155,000  $    5,316,000
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
Earnings per share                                             $            .79  $            .92  $         1.05
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
Weighted average shares outstanding                                   6,787,000         6,726,000       5,079,000
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------

                See notes to consolidated financial statements.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                           SEPTEMBER 30,
                                                                                   ------------------------------
                                                                                        1994            1993
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents                                                        $    3,089,000  $    5,626,000
  Accounts receivable, less allowance for doubtful accounts of $103,000 in 1994
     and $76,000 in 1993                                                               13,858,000      14,248,000
  Inventories                                                                           8,444,000       7,755,000
  Deferred income taxes                                                                   621,000              --
  Net assets held for sale                                                                683,000              --
  Other current assets                                                                  1,606,000       1,249,000
                                                                                   --------------  --------------
     Total current assets                                                              28,301,000      28,878,000
Property, plant and equipment, net                                                     44,145,000      40,900,000
Goodwill, net of accumulated amortization of $1,930,000 in 1994 and $1,624,000 in
  1993                                                                                  9,857,000       9,589,000
Other assets                                                                            1,124,000         755,000
                                                                                   --------------  --------------
                                                                                   $   83,427,000  $   80,122,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to financial institutions                                          $    1,553,000  $    2,549,000
  Accounts payable                                                                      6,241,000       4,706,000
  Accrued payroll and related taxes                                                     1,110,000       1,479,000
  Accrued insurance                                                                     1,523,000         642,000
  Accrued expenses -- other                                                             3,203,000       3,685,000
  Federal, state and foreign taxes payable                                                668,000         517,000
  Long-term debt -- current maturities                                                  3,408,000       2,483,000
                                                                                   --------------  --------------
     Total current liabilities                                                         17,706,000      16,061,000
Long-term debt, less current maturities                                                14,760,000      11,577,000
Deferred income taxes                                                                   2,254,000       2,426,000
Other liabilities                                                                       1,363,000       1,704,000
Stockholders' equity:
  Preferred stock -- $.001 par value:
     Authorized -- 10,000,000 shares
     Issued and outstanding -- none                                                            --              --
  Common stock -- $.001 par value:
     Authorized -- 25,000,000 shares
     1994: Issued -- 6,841,250, outstanding -- 6,181,250
     1993: Issued and outstanding -- 6,841,250                                              7,000           7,000
  Additional paid-in-capital                                                           35,461,000      37,063,000
  Retained earnings                                                                    16,827,000      11,471,000
  Foreign currency translation adjustment                                                 329,000        (187,000)
  Treasury stock, at cost -- 660,000 shares                                            (5,280,000)             --
                                                                                   --------------  --------------
                                                                                       47,344,000      48,354,000
                                                                                   --------------  --------------
                                                                                   $   83,427,000  $   80,122,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                   COMMON STOCK                                        FOREIGN
                                             ------------------------                                 CURRENCY
                                               SHARES                    ADDITIONAL      RETAINED    TRANSLATION   TREASURY
                                               ISSUED       AMOUNT     PAID-IN-CAPITAL   EARNINGS    ADJUSTMENT      STOCK
                                             -----------  -----------  --------------  ------------  -----------  -----------
Balance at October 1, 1991                     2,875,000   $   3,000    $  1,914,000   $         --   $      --   $        --
Issuance of common stock -- Initial public
  offering                                     3,306,250       3,000      30,163,000             --          --            --
Dividend of PCI/Virginia                              --          --      (1,996,000)            --          --            --
Special dividend to MEDIQ                             --          --      (1,890,000)            --          --            --
Net income                                            --          --              --      5,316,000          --            --
                                             -----------  -----------  --------------  ------------  -----------  -----------
Balance at September 30, 1992                  6,181,250       6,000      28,191,000      5,316,000          --            --
Issuance of common stock -- Acquisition of
  Allpack                                        660,000       1,000       8,801,000             --          --            --
Contribution of capital                               --          --          71,000             --          --            --
Foreign currency translation adjustment               --          --              --             --    (187,000)           --
Net income                                            --          --              --      6,155,000          --            --
                                             -----------  -----------  --------------  ------------  -----------  -----------
Balance at September 30, 1993                  6,841,250       7,000      37,063,000     11,471,000    (187,000)           --
Acquisition of treasury stock                         --          --      (1,602,000)            --          --    (5,280,000)
Foreign currency translation adjustment               --          --              --             --     516,000            --
Net income                                            --          --              --      5,356,000          --            --
                                             -----------  -----------  --------------  ------------  -----------  -----------
Balance at September 30, 1994                $ 6,841,250   $   7,000    $ 35,461,000   $ 16,827,000   $ 329,000   $(5,280,000)
                                             -----------  -----------  --------------  ------------  -----------  -----------
                                             -----------  -----------  --------------  ------------  -----------  -----------

                See notes to consolidated financial statements.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------------------------
                                                                       1994            1993            1992
                                                                  --------------  --------------  --------------
Cash flows from operating activities:
  Net income                                                      $    5,356,000  $    6,155,000  $    5,316,000
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                     5,390,000       4,812,000       2,676,000
     Deferred taxes                                                     (481,000)        638,000        (134,000)
     Other                                                               246,000         139,000              --
  Increase (decrease), net of effect of acquisitions:
     Accounts receivable                                                (288,000)       (738,000)     (1,760,000)
     Inventories                                                        (968,000)        254,000        (808,000)
     Other current assets                                               (336,000)       (498,000)        197,000
     Accounts payable                                                  1,972,000        (649,000)        (96,000)
     Accrued payroll and related taxes                                    17,000        (355,000)        778,000
     Accrued expenses -- other                                           343,000         430,000        (140,000)
     Federal, state and foreign taxes payable                            107,000        (301,000)        547,000
                                                                  --------------  --------------  --------------
Net cash provided by operating activities                             11,358,000       9,887,000       6,576,000
Cash flows from investing activities:
  Expenditures for property, plant and equipment                     (11,952,000)     (5,740,000)     (3,037,000)
  Acquisitions and contingent consideration                             (533,000)     (1,227,000)     (4,944,000)
  Other                                                                 (407,000)        433,000          74,000
                                                                  --------------  --------------  --------------
Net cash used in investing activities                                (12,892,000)     (6,534,000)     (7,907,000)
Cash flows from financing activities:
  Borrowings                                                          14,543,000       2,579,000       2,927,000
  Debt repayments                                                     (8,404,000)     (4,521,000)     (5,295,000)
  Acquisition of treasury stock                                       (6,882,000)             --              --
  Other                                                                 (162,000)       (380,000)             --
  Proceeds from issuance of common stock                                      --              --      30,166,000
  Payment of notes payable to MEDIQ                                           --              --     (14,190,000)
  Net activity -- MEDIQ                                                       --              --      (8,430,000)
                                                                  --------------  --------------  --------------
Net cash provided by (used in) financing activities                     (905,000)     (2,322,000)      5,178,000
Effect of exchange rate changes on cash                                  (98,000)        (35,000)             --
                                                                  --------------  --------------  --------------
Net increase (decrease) in cash and cash equivalents                  (2,537,000)        996,000       3,847,000
Decrease in cash and cash equivalents related to dividend of
  PCI/Virginia                                                                --              --        (913,000)
Cash and cash equivalents:
  Beginning of period                                                  5,626,000       4,630,000       1,696,000
                                                                  --------------  --------------  --------------
  End of period                                                   $    3,089,000  $    5,626,000  $    4,630,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Supplemental disclosures of cash flow information:
  Interest paid                                                   $    1,391,000  $    1,239,000  $      635,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Income taxes paid                                               $    2,385,000  $    2,527,000  $    2,657,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
Supplemental disclosures of non-cash investing and financing activities:
  Plant and equipment financed with long-term debt                $    1,035,000  $    4,443,000  $    1,281,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
  Issuance of stock -- acquisition of Allpack                     $           --  $    8,802,000  $           --
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See notes to consolidated financial statements.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of PCI Services, Inc. and its subsidiaries (the 'Company'). In consolidation, all significant intercompany transactions and balances have been eliminated.

     Cash Equivalents -- Cash equivalents include all unrestricted, liquid investments purchased with maturities of three months or less.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Capital leases are recorded at the lower of fair market value or the present value of future lease payments. The Company provides for depreciation and amortization on a straight-line basis as follows:

Buildings                                                     25 to 30 years
Building improvements                                         15 years
Machinery, equipment, furniture and fixtures                  10 years

     Goodwill -- The purchase price in excess of net assets acquired is amortized on a straight-line basis over forty years.

     Foreign Currency Translation -- In accordance with Statement of Financial Accounting Standards ('SFAS') No. 52, 'Foreign Currency Translation,' the financial statements of the Company's German subsidiary, Allpack Industrielle Lohnverpackung GmbH ('Allpack'), are translated from deutschemarks to U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities, and the weighted average exchange rate during the period for results of operations and cash flows. The related translation adjustment is included as a separate component of stockholders' equity.

     Income Taxes -- Effective October 1, 1993, the Company adopted the provisions of SFAS No. 109, 'Accounting for Income Taxes', which supercedes SFAS No. 96. The Company adopted SFAS No. 96 in fiscal 1990. The effect of the adoption of SFAS No. 109 was not significant for the year ended September 30, 1994.

     Earnings Per Share -- Earnings per share computations are based upon the weighted average number of common shares outstanding. Outstanding stock options have been excluded from the calculation of weighted average shares outstanding, since the dilutive effect is less than 3%.

     Reclassifications -- Certain items in the prior years' financial statements have been reclassified to conform with the 1994 presentation.

B. ACQUISITIONS

     PCI/Virginia -- In January 1993, the Company acquired PCI/Virginia, a pharmaceutical packaging operation in Virginia, from MEDIQ Incorporated ('MEDIQ'), owner of 47% of the Company's common stock, for aggregate consideration of approximately $2,300,000. (See Note K).

     Allpack -- In December 1992, the Company acquired Allpack, a pharmaceutical packaging operation in Germany, for 660,000 shares of common stock. The excess of the purchase price over the estimated fair values of the net assets acquired, $820,000, has been recorded as goodwill, and is amortized over forty years. The acquisition agreement provided for additional consideration for any shortfall between the market value of the shares issued and $15 per share after the third anniversary of closing. In settlement of this contingent obligation, the Company purchased on August 31, 1994, the

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

B. ACQUISITIONS--(CONTINUED)
660,000 shares at an aggregate price of $7,458,000. The purchase price was allocated $5,280,000 to treasury stock, $1,602,000 to additional paid-in capital, and $576,000 to a modification of the lease on Allpack's manufacturing facility, which is leased from the former shareholders of Allpack.

C. INVENTORIES

                                                                                SEPTEMBER 30,
                                                                        ------------------------------
                                                                             1994            1993
                                                                        --------------  --------------
Raw materials                                                           $    5,077,000  $    4,484,000
Work in process                                                              1,760,000       1,235,000
Finished goods                                                               1,607,000       2,036,000
                                                                        --------------  --------------
                                                                        $    8,444,000  $    7,755,000
                                                                        --------------  --------------
                                                                        --------------  --------------

D. PROPERTY, PLANT AND EQUIPMENT

                                                                                SEPTEMBER 30,
                                                                        ------------------------------
                                                                             1994            1993
                                                                        --------------  --------------
Land                                                                    $    1,388,000  $    1,736,000
Building and improvements                                                   12,289,000      13,094,000
Machinery, equipment, furniture and fixtures                                48,768,000      40,173,000
Equipment under capital lease                                                3,667,000       3,886,000
Deposits on equipment                                                          916,000         356,000
                                                                        --------------  --------------
                                                                            67,028,000      59,245,000
Less: accumulated depreciation and amortization                             22,883,000      18,345,000
                                                                        --------------  --------------
                                                                        $   44,145,000  $   40,900,000
                                                                        --------------  --------------
                                                                        --------------  --------------

     Depreciation and amortization expense related to property, plant and equipment for fiscal years 1994, 1993 and 1992 was $5,037,000, $4,472,000 and
$2,448,000, respectively.

E. NOTES PAYABLE TO FINANCIAL INSTITUTIONS

     At September 30, 1994, the Company had $381,000 available under an unsecured line of credit with a financial institution with $1,553,000 outstanding, bearing interest at 5.125%. The average amount outstanding under lines of credit in fiscal year 1994 was $1,966,000, including a portion converted to a term loan in February 1994, and the weighted average interest rate computed on the quarterly outstanding balance was 5.5%.

F. LONG-TERM DEBT

                                                                                SEPTEMBER 30,
                                                                        ------------------------------
                                                                             1994            1993
                                                                        --------------  --------------
Revolving credit facility, maturing March 31, 1996, with interest at
  the prime rate (7.75% at September 30, 1994)                          $    2,802,000  $           --
Term loans with interest rates of prime and fixed rates of 7.0% to
  10.0% maturing through 2002                                               12,070,000       5,276,000
Mortgages with interest rates ranging from a fixed rate of 7.8% to
  prime plus 0.5% maturing through 2011                                      2,352,000       6,913,000
Capital lease obligations with interest rates ranging from 8.5% to 13%
  maturing through 1996                                                        944,000       1,871,000
                                                                        --------------  --------------
                                                                            18,168,000      14,060,000
Less: current maturities                                                     3,408,000       2,483,000
                                                                        --------------  --------------
                                                                        $   14,760,000  $   11,577,000
                                                                        --------------  --------------
                                                                        --------------  --------------

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

F. LONG-TERM DEBT--(CONTINUED)
     Maturities of long-term debt are as follows:

YEAR ENDING SEPTEMBER 30,
- -------------------------
  1995                                                                        $    3,408,000
  1996                                                                             7,231,000
  1997                                                                             3,336,000
  1998                                                                             1,952,000
  1999                                                                             1,758,000
  Thereafter                                                                         483,000
                                                                              --------------
                                                                              $   18,168,000
                                                                              --------------
                                                                              --------------

     In August 1994, the Company entered into an agreement with a commercial lender for a $5,000,000 revolving credit facility and two term notes of $7,500,000 and $983,000. The revolving credit facility expires on March 31, 1996 and bears interest, at the Company's option, at the prime rate or LIBOR plus 2%. Draws under this facility for equipment purchases aggregating $1,000,000 or more will be converted to term notes, payable over a maximum of 60 months. At September 30, 1994, $2,802,000 was outstanding under this facility, with $2,198,000 available for additional borrowing. The $7,500,000 term note was utilized to purchase 660,000 shares of the Company's common stock from the former shareholders of Allpack (see Note B) and is payable in monthly installments of $125,000 through August 1999 with interest at the prime rate plus .25%. The $983,000 term note is payable in monthly installments of $17,000 through May 1999 plus interest at the prime rate.

     The revolving credit facility and certain term loans and mortgages require the maintenance of specific balance sheet and operating ratios and impose other financial and dividend limitations. The most restrictive of these provisions limits cash dividends to no more than 50% of net income in any one year. At September 30, 1994, the Company either complied with or obtained the necessary waivers from its lenders regarding these ratios and limitations.

     The net carrying value of assets pledged as collateral under long-term debt agreements was $59,584,000 as of September 30, 1994.

G. LEASES

     The Company leases certain manufacturing and warehouse facilities and equipment. Rental expense for operating leases was $1,452,000, $1,286,000 and $425,000 for fiscal years 1994, 1993 and 1992, respectively. At September 30, 1994 equipment under capitalized lease obligations was $3,667,000, less accumulated amortization of $1,606,000. Future minimum payments under capital leases and noncancelable operating leases are as follows:

                                                                              CAPITAL       OPERATING
YEAR ENDING SEPTEMBER 30,                                                      LEASES         LEASES
- ------------------------                                                   -------------  -------------
  1995                                                                     $     918,000  $   1,044,000
  1996                                                                            99,000        779,000
  1997                                                                             6,000        297,000
  1998                                                                                --        102,000
  1999                                                                                --         49,000
                                                                           -------------  -------------
Total minimum lease payments                                                   1,023,000  $   2,271,000
                                                                                          -------------
                                                                                          -------------
Amount representing interest                                                      79,000
                                                                           -------------
Present value of minimum lease payments                                    $     944,000
                                                                           -------------
                                                                           -------------

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


H. INCOME TAXES

     Effective October 1, 1993, the Company adopted SFAS No. 109, 'Accounting for Income Taxes.' Financial statements for prior years have not been restated and the effect of the adoption of SFAS No. 109 was not significant.

     Income tax expense consisted of the following:

                                                                               YEAR ENDED SEPTEMBER 30,
                                                                      -------------------------------------------
                                                                          1994           1993           1992
                                                                      -------------  -------------  -------------
Current:
     Federal                                                          $   1,793,000  $   1,799,000  $   2,428,000
     State                                                                  629,000        404,000        820,000
     Foreign                                                                227,000             --             --
                                                                      -------------  -------------  -------------
                                                                          2,649,000      2,203,000      3,248,000
                                                                      -------------  -------------  -------------
Deferred:
     Federal                                                                 10,000        (86,000)       (96,000)
     State                                                                 (230,000)        12,000        (38,000)
     Foreign                                                               (261,000)       712,000             --
                                                                      -------------  -------------  -------------
                                                                           (481,000)       638,000       (134,000)
                                                                      -------------  -------------  -------------
Total income tax expense                                              $   2,168,000  $   2,841,000  $   3,114,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     The differences between the Company's provision for income taxes and the income taxes computed using the U.S. federal income tax rate were as follows:

                                                                               YEAR ENDED SEPTEMBER 30,
                                                                      -------------------------------------------
                                                                          1994           1993           1992
                                                                      -------------  -------------  -------------
Statutory expense                                                     $   2,558,000  $   3,059,000  $   2,866,000
Goodwill amortization                                                        91,000         86,000         76,000
State tax, net of federal benefit                                           311,000        268,000        562,000
Puerto Rico operations                                                     (813,000)      (657,000)      (414,000)
Other                                                                        21,000         85,000         24,000
                                                                      -------------  -------------  -------------
Total income tax expense                                              $   2,168,000  $   2,841,000  $   3,114,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

H. INCOME TAXES--(CONTINUED)
     Significant components of the Company's deferred tax assets and liabilities as of September 30, 1994 were as follows:

LIABILITIES
Depreciation expense                                                           $   3,079,000
Deferred acquisition costs                                                           179,000
Amortization of goodwill                                                             161,000
Other                                                                                231,000
                                                                               -------------
                                                                                   3,650,000
ASSETS
Foreign net operating losses                                                         770,000
State net operating losses                                                           317,000
Inventory capitalization                                                             178,000
Insurance accruals                                                                   534,000
Other                                                                                295,000
                                                                               -------------
                                                                                   2,094,000
Valuation allowance                                                                  (77,000)
                                                                               -------------
                                                                                   2,017,000
                                                                               -------------
Net deferred tax liability                                                     $   1,633,000
                                                                               -------------
                                                                               -------------

     Under the provisions of SFAS No. 96, the deferred tax provision for fiscal year 1993 of $638,000 resulted principally from depreciation of $432,000 and the net tax effect of the German net operating loss of $597,000, partially offset by insurance accruals of $271,000. The deferred tax benefit of $134,000 for fiscal year 1992 resulted principally from depreciation of $55,000 and inventory capitalization of $40,000.

     At September 30, 1994, the Company had state net operating loss carryforwards of approximately $5,900,000, expiring through 2009, and German net operating loss carryforwards of $1,926,000, which can be carried forward indefinitely.

     At September 30, 1994, the balance of undistributed earnings of foreign subsidiaries was $747,000. It is presumed that ultimately these earnings will be distributed to the Company. The tax effect of this presumption was evaluated by assuming that these earning were remitted to the Company in the period in which they were earned and that the Company received the benefit of all available tax planning alternatives and available tax credits and deductions.

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

I. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for fiscal years 1994 and 1993 is as follows:

                                                     FIRST           SECOND          THIRD           FOURTH
1994                                                QUARTER         QUARTER         QUARTER         QUARTER
- -----------------------------------------------  --------------  --------------  --------------  --------------
Net revenue                                      $   27,917,000  $   30,413,000  $   31,427,000  $   31,420,000
Gross profit                                          5,614,000       5,993,000       6,364,000       7,114,000
Net income                                            1,305,000       1,471,000       1,146,000       1,434,000
Earnings per share                                          .19             .22             .17             .22
Weighted average shares outstanding                   6,841,000       6,841,000       6,841,000       6,626,000

1993
- -----------------------------------------------
Net revenue                                      $   21,574,000  $   29,784,000  $   29,026,000  $   30,888,000
Gross profit                                          4,156,000       6,121,000       6,566,000       7,497,000
Net income                                              884,000       1,504,000       1,883,000       1,884,000
Earnings per share                                          .14             .22             .28             .28
Weighted average shares outstanding                   6,382,000       6,841,000       6,841,000       6,841,000

J. GEOGRAPHIC SEGMENT DATA

     The Company operates in the United States (including Puerto Rico) and Europe. The following table presents operating results for fiscal years 1994 and 1993 and identifiable assets of the Company as of September 30, 1994 and 1993, by geographic area.

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                     ----------------------------------
                                                                           1994              1993
                                                                     ----------------  ----------------
Revenues:
     United States                                                   $     96,449,000  $     88,244,000
     Europe                                                                24,728,000        23,028,000
                                                                     ----------------  ----------------
                                                                     $    121,177,000  $    111,272,000
                                                                     ----------------  ----------------
                                                                     ----------------  ----------------
Pre-tax income (loss):
     United States                                                   $      7,630,000  $      6,751,000
     Europe                                                                  (106,000)        2,245,000
                                                                     ----------------  ----------------
                                                                     $      7,524,000  $      8,996,000
                                                                     ----------------  ----------------
                                                                     ----------------  ----------------

                                                                          YEAR ENDED SEPTEMBER 30,
                                                                     ----------------------------------
                                                                           1994              1993
                                                                     ----------------  ----------------
Identifiable assets:
     United States                                                   $     72,987,000  $     66,521,000
     Europe                                                                18,696,000        23,227,000
     Intersegment eliminations                                             (8,256,000)       (9,626,000)
                                                                     ----------------  ----------------
                                                                     $     83,427,000  $     80,122,000
                                                                     ----------------  ----------------
                                                                     ----------------  ----------------

K. RELATED PARTY TRANSACTIONS

     PCI/Virginia -- Effective October 1, 1991, the Company transferred by dividend to MEDIQ all of the capital stock of PCI/Virginia, resulting in a reduction of stockholders' equity of $1,996,000. In January 1993, the Company exercised its purchase option and acquired PCI/Virginia from MEDIQ for aggregate consideration equal to MEDIQ's net book value of approximately $2,300,000. In addition, MEDIQ assigned to the Company a purchase option to acquire the real estate leased by PCI/Virginia, in consideration for which the Company reimbursed MEDIQ for a $1,010,000 deposit previously made

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

K. RELATED PARTY TRANSACTIONS--(CONTINUED)

on the purchase. For the periods in which PCI/Virginia was owned by MEDIQ, the Company provided senior management services to PCI/Virginia and recognized management fee income of $97,000 and $280,000 for 1993 and 1992, respectively.

     Pennsauken Facility -- Effective February 25, 1994, the asset and related mortgage obligation related to the Pennsauken, New Jersey facility were transferred from MEDIQ to the Company. Prior to such date, in anticipation of this transfer, the asset, the related mortgage obligation and all costs related to the ownership and operation of the facility, were reflected in the Company's financial statements.

     Insurance -- The Company obtains certain insurance coverages through insurance programs administered by MEDIQ, including worker's compensation coverage through June 1, 1992. As of September 30, 1994, the Company had outstanding letters of credit in the amount of $1,017,000 to secure the Company's obligations under such programs. Insurance expense related to such insurance programs was $681,000, $471,000 and $1,012,000 for fiscal years 1994, 1993 and 1992, respectively.

     Services Agreement -- In connection with the Company's initial public offering, effective October 1, 1991, the Company entered into a services agreement pursuant to which the Company obtains certain legal, accounting, tax and risk management services from MEDIQ. Costs for such services were $100,000 for each of the fiscal years 1994, 1993 and 1992, and are included in selling, general and administrative expenses. The Company believes that the terms of the services agreement and MEDIQ's charges for such services are on terms no less favorable than those that could be obtained from unaffiliated third parties for comparable services.

     Inventory Purchases -- The Company purchases certain packaging materials from a company owned by one of its directors, totalling $1,486,000, $1,073,000 and $1,314,000 for fiscal years 1994, 1993 and 1992, respectively. Amounts due to this company were $168,000 and $117,000 as of September 30, 1994 and 1993, respectively.

     Special Dividends -- In September 1991 and December 1991, the Company declared special dividends on its common stock in the form of four notes payable to MEDIQ aggregating $14,190,000. In fiscal year 1992, all notes payable in connection with the special dividends were paid with proceeds from the initial public offering.

     Pledge of Stock -- A portion of the shares of the Company's stock owned by MEDIQ secures certain MEDIQ indebtedness.

L. MAJOR CUSTOMERS

     Eight separate divisions or affiliates of Johnson & Johnson accounted for an aggregate of 21%, 22% and 30%, of net revenue for fiscal years 1994, 1993 and 1992, respectively.

M. STOCK OPTION PLAN

     In September 1991, the Company's Board of Directors adopted a stock option plan under which 600,000 shares have been reserved for stock options. These options may be granted to directors, officers and key employees of the Company and its subsidiaries. No option may be granted under the plan for a term in excess of ten years from the date of grant. As of September 30, 1994, 415,000 shares

                      PCI SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

M. STOCK OPTION PLAN--(CONTINUED)
are outstanding and had been granted at option prices ranging from $10 to $12.25 per share, representing the fair market value at dates of grant and 365,000 stock options were exercisable under the plan.

N. EMPLOYEE BENEFIT PLANS

     The Company maintains and administers a money purchase pension plan and a profit sharing plan for substantially all of its employees other than those covered by collective bargaining agreements or compensated solely on a commission basis. The benefits accruing under these plans are funded by contributions made by the Company and earnings thereon. Under the money purchase pension plan, the Company contributes in each year an amount equal to 4% of each participant's earnings up to the Social Security taxable wage tax base for the year and an additional amount equal to 8% of each participant's earnings in excess of the taxable wage base. Under the profit sharing plan, the Company contributes an annual amount determined at the discretion of the Company's Board of Directors.

     The Company also participates in multi-employer plans which provide defined benefits to employees covered by collective bargaining agreements.

     Expenses related to these plans were as follows:

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                        -----------------------------------------
                                                                            1994           1993          1992
                                                                        -------------  -------------  -----------
Money purchase pension plan                                             $     495,000  $     462,000  $   323,000
Profit sharing plan                                                           374,000        315,000      217,000
Multi-employer plans                                                          432,000        361,000      344,000
                                                                        -------------  -------------  -----------
                                                                        $   1,301,000  $   1,138,000  $   884,000
                                                                        -------------  -------------  -----------
                                                                        -------------  -------------  -----------

O. SUBSEQUENT EVENT

     In November 1994, the Company completed the sale of its ownership interest in KR-Verpackungen GmbH ('KR') of Muggensturm, Germany, a 70% owned subsidiary of Allpack, and its manufacturing facility to the management of KR for $5,201,000, including the assumption of debt. The following table summarizes the net assets of KR including the manufacturing facility as of September 30, 1994:

Cash                                                                           $     217,000
Acccounts receivable                                                                 873,000
Inventories                                                                          393,000
Other current assets                                                                  60,000
Property, plant and equipment                                                      5,253,000
Accounts payable                                                                    (598,000)
Accrued expenses -- other                                                           (687,000)
Long term debt                                                                    (4,446,000)
Deferred income taxes                                                               (136,000)
Other liabilities                                                                   (246,000)
                                                                               -------------
Net assets held for sale                                                       $     683,000
                                                                               -------------
                                                                               -------------

     The net assets of KR and the manufacturing facility have been classified as a current asset in the accompanying balance sheet as of September 30, 1994. The sale of KR and the manufacturing facility resulted in a pre-tax gain of approximately $90,000 which will be recorded in fiscal 1995. Total revenues and the Company's share of net income from KR for fiscal 1994 was $6,700,000 and $152,000, respectively.

                                    PART III

     The information required to be included herein has been incorporated herein by reference to the Registrant's proxy statement relating to the Annual Meeting of Stockholders scheduled to be held March 1995.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (A) (1) The response to this portion of Item 14 is submitted as a separate section of this report commencing on page 12.

     (A) (2) FINANCIAL STATEMENT SCHEDULES

Schedule V        Property, plant and equipment
Schedule VI       Accumulated depreciation, depletion and amortization of property, plant and equipment
Schedule VIII     Valuation and qualifying accounts and reserves
Schedule IX       Short-term borrowings
Schedule X        Supplementary income statement information

Other schedules are omitted because of the absence of conditions under which they are required.

     (A) (3) EXHIBITS. The exhibits are listed on the Index to Exhibits appearing below.

     (B) Reports on Form 8-K: No reports on Form 8-K were filed during the fourth quarter of fiscal 1994.

     (C)      Exhibits (numbered in accordance with Item 601 of Regulation S-K).

EXHIBIT
NUMBER      DESCRIPTION AND METHOD OF FILING
- ----------  ------------------------------------------------------------------------------------------------------
 3(a)       Certificate of Incorporation of the Registrant (1)
 3(b)       By-Laws of the Registrant (1)
10(a)       Stock Option Plan of the Registrant (1)
10(b)       Amendment No. 1 to Stock Option Plan of the Registrant (2)
10(c)       Profit Sharing Plan of Packaging Coordinators, Inc. (1)
10(d)       Profit Sharing Trust Agreement of Packaging Coordinators, Inc. (1)
10(e)       Money Purchase Pension Plan of Packaging Coordinators, Inc. (1)
10(f)       Money Purchase Pension Plan Trust of Packaging Coordinators, Inc. (1)
10(g)       Services Agreement, dated September 20, 1991, between the Registrant and MEDIQ Incorporated (1)
10(h)       Tax Allocation/Sharing Agreement, dated September 20, 1991, between the Registrant and MEDIQ
            Incorporated (1)
10(i)       Registration Rights Agreement, dated September 20, 1991, between the Registrant, MEDIQ incorporated and MEDIQ Investment Services, Inc. (1)
10(j)       Lease dated November 20, 1990 between Packaging Coordinators, Inc. and D.D. Williamson (PR), Ltd. (1)

EXHIBIT
NUMBER      DESCRIPTION AND METHOD OF FILING
- ----------  ------------------------------------------------------------------------------------------------------
10(k)       Reimbursement Agreement, dated September 27, 1991, between Packaging Coordinators, Inc. and MEDIQ
            Incorporated (1)
10(l)       Real Estate Agreement, dated September 27, 1991, between Packaging Coordinators, Inc. and MEDIQ
            Incorporated (1)
10(m)       Purchase and Sale Agreement, dated July 30, 1990 and amended on December 14, 1990 and September 20,
            1991, between P.C. Realty, Inc. and PCI of Virginia, Inc. (1)
10(n)       Annual Incentive Compensation Plan (1)
10(o)       Employment Agreement dated August 27, 1991 between Packaging Coordinators, Inc. and Daniel F. Gerner
            (1)
10(p)       Letter Agreement dated July 22, 1992 between Packaging Coordinators, Inc. and McNeil Consumer Products
            Company (1)
10(q)       Right of First Refusal and Purchase Option dated October 1, 1991 by and between Packaging
            Coordinators, Inc. and MEDIQ Investment Services, Inc. (1)
10(r)       Management Services Agreement dated October 1, 1991 by and between Packaging Coordinators, Inc. and
            PCI of Virginia, Inc. (1)
10(s)       Insurance Program Agreement dated October 1, 1991 by and between the Registrant and MEDIQ Incorporated
            (1)
10(t)       English translation of Share Purchase Agreement, dated as of November 30, 1993 (3)
10(u)       English translation of Letter Agreement, dated December 4, 1992, amending the Share Purchase Agreement
            (3)
10(v)       English translation of Agreement, dated August 1994, between the Company and the Hofliger family (4)
10(w)       English translations of Share Transfer Agreement and Real Estate Purchase Agreement, dated October 20,
            1994, between Allpack, Raimund Merkel, Renate-Hasenohr-Merkel and KR-Verpackungen GmbH (4)
10(x)       Loan Agreement, dated January 23, 1986, between MEDIQ and Fidelity Bank (4)
10(y)       Amendment, Assignment, Assumption and Release Agreement, dated as of February 25, 1994, among MEDIQ,
            Packaging Coordinators, Inc. and First Fidelity Bank, National Association (4)
10(z)       Mortgage Modification and Assumption Agreement, dated as of February 25, 1994, among MEDIQ, Packaging
            Coordinators, Inc. and First Fidelity Bank, National Association (4)
10(aa)      Amended and Restated Promissory Note, dated February 25, 1994 in the principal amount of $2,490,000(4)
10(bb)      Loan Agreement, dated as of August 30, 1994, between the Company, Packaging Coordinators, Inc., PCI of
            Virginia, Inc., PCI/Delvco, Inc., PCI/Tri-Line (USA), Inc. and Meridian Bank (4)
10(cc)      Revolving Credit Note, dated August 30, 1994, in the principal amount of $5,000,000 (4)
10(dd)      First Term Loan Note, dated August 30, 1994, in the principal amount of $7,500,000 (4)
10(ee)      Second Term Loan Note, dated August 30, 1994, in the principal amount of $983,250 (4)
10(ff)      Agreement of Sale, dated July 28, 1994, between Interco, Incorporated and Packaging Coordinators,
            Inc., as amended on September 19, 1994 (4)
10(gg)      Acquisition Agreement, dated September 19, 1994, between PIDC Financing Corporation and Packaging
            Coordinators, Inc. (4)
21          Subsidiaries of the Registrant (4)

- ------------------
(1) Incorporated by reference to Registration Statement on Form S-1 filed September 25, 1991 as amended.

(2) Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended September 30, 1992.

(3) Incorporated by reference to Current Report on Form 8-K, dated December 4, 1992.

(4) Filed herewith.

                                   SIGNATURES

     Pursuant to requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 19, 1994                                  PCI SERVICES, INC.

                                                          By: /s/ RICHARD S. SAUTER
                                                               Richard S. Sauter
                                                               Chief Executive Officer

                                                          By: /s/ MICHAEL F. SANDLER
                                                               Michael F. Sandler
                                                               Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons, which include at least a majority of the Board of Directors on behalf of the Registrant and in the capacities and on the dates indicated.

                SIGNATURE                   TITLE                                                DATE
- ------------------------------------------  ------------------------------------------  -----------------------
          /s/ BERNARD J. KORMAN             Chairman of the Board of Directors                December 19, 1994
            Bernard J. Korman

          /s/ RICHARD S. SAUTER             Vice Chairman of the Board of Directors           December 19, 1994
            Richard S. Sauter               and Chief Executive Officer

         /s/ LAWRENCE CHIMERINE             Director                                          December 19, 1994
            Lawrence Chimerine

           /s/ HERBERT LOTMAN               Director                                          December 19, 1994
              Herbert Lotman

                   /s/                      Director
              Robert Purcell

       /s/ THEODORE H. SEIDENBERG           Director                                          December 19, 1994
          Theodore H. Seidenberg

                      PCI SERVICES, INC. AND SUBSIDIARIES
                                   SCHEDULE V
                         PROPERTY, PLANT AND EQUIPMENT
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
                     COL. A.                         COL. B.       COL. C.      COL. D.       COL. E.       COL. F.
- ---------------------------------------------------------------------------------------------------------------------
                                                    BALANCE AT                                 OTHER      BALANCE AT
                                                   BEGINNING OF   ADDITIONS                 CHANGES-ADD     END OF
                   DESCRIPTION                        PERIOD       AT COST    RETIREMENTS    (DEDUCT)       PERIOD
- ---------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1994
Land                                                $    1,736    $     873    $      --     $  (1,221)    $   1,388
Buildings and improvements                              13,094        2,552           --        (3,357)       12,289
Machinery, equipment, furniture and fixtures            40,173        9,001         (760)          354        48,768
Equipment under capital lease                            3,886           --           --          (219)        3,667
Deposits on equipment                                      356           --           --           560           916
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $   59,245    $  12,426    $    (760)    $  (3,883)(1)  $  67,028
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------
SEPTEMBER 30, 1993
Land                                                $      351    $   1,400    $      --     $     (15)    $   1,736
Buildings and improvements                               6,790        6,343           --           (39)       13,094
Machinery, equipment, furniture and fixtures            24,323       16,226         (136)         (240)       40,173
Equipment under capital lease                            1,005        2,186          (43)          738         3,886
Deposits on equipment                                      414           --           --           (58)          356
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $   32,883    $  26,155(2)  $    (179)   $     386(3)  $  59,245
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------
SEPTEMBER 30, 1992
Land                                                $      515    $      --    $    (164)    $      --     $     351
Buildings and improvements                               8,011          960       (2,181)           --         6,790
Machinery, equipment, furniture and fixtures            12,682        5,043         (237)        6,835(6)     24,323
Equipment under capital lease                            9,031        1,005       (2,196)       (6,835)(6)      1,005
Deposits on equipment                                      490           --           --           (76)          414
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $   30,729    $   7,008(4)  $  (4,778)(5) $    (76)    $  32,883
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------

- ------------------

(1) Other changes include the reclassification of assets held for sale ($4,990,000) and the currency translation of Allpack's property, plant and equipment.

(2) Additions include assets acquired in connection with the acquisition of Allpack ($10,873,000) and PCI/Virginia ($5,041,000).

(3) Other changes include the consolidation of a 60% owned subsidiary, PCI/Arlington ($769,000), and the currency translation of Allpack's property, plant and equipment.

(4) Additions include assets acquired in connection with the acquisition of Delvco ($784,000) and Tri-Line ($1,982,000).

(5) Retirements include the dividend of PCI/Virginia ($138,000) and PC Realty ($4,525,000).

(6) Equipment under capital lease was purchased with proceeds from the Offering.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                                  SCHEDULE VI
  ACCUMULATED DEPRECIATION, DEPLETION, AND AMORTIZATION OF PROPERTY, PLANT AND
                                   EQUIPMENT
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
                     COL. A.                         COL. B.       COL. C.       COL. D.        COL. E.       COL. F.
- -----------------------------------------------------------------------------------------------------------------------
                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                      OTHER      BALANCE AT
                                                   BEGINNING OF   COSTS AND                   CHANGES-ADD     END OF
                   DESCRIPTION                        PERIOD      EXPENSES     RETIREMENTS     (DEDUCT)       PERIOD
- -----------------------------------------------------------------------------------------------------------------------
SEPTEMBER 30, 1994
Buildings and improvements                          $    2,796    $     665     $      --      $    (162)    $   3,299
Machinery, equipment, furniture and fixtures            14,256        3,921          (364)           165        17,978
Equipment under capital lease                            1,293          451            --           (138)        1,606
                                                   ------------  -----------       ------    -------------  -----------
                                                    $   18,345    $   5,037     $    (364)     $    (135)(1) $  22,883
                                                   ------------  -----------       ------    -------------  -----------
                                                   ------------  -----------       ------    -------------  -----------
SEPTEMBER 30, 1993
Buildings and improvements                          $    2,069    $     551     $              $     176     $   2,796
Machinery, equipment, furniture and fixtures            10,759        3,570           (92)            19        14,256
Equipment under capital lease                              182          351           (32)           792         1,293
                                                   ------------  -----------       ------    -------------  -----------
                                                    $   13,010    $   4,472     $    (124)     $     987 (2) $  18,345
                                                   ------------  -----------       ------    -------------  -----------
                                                   ------------  -----------       ------    -------------  -----------
SEPTEMBER 30, 1992
Buildings and improvements                          $    1,831    $     324     $     (86)     $      --     $   2,069
Machinery, equipment, furniture and fixtures             6,947        1,959          (123)         1,976 (4)    10,759
Equipment under capital lease                            2,249          165          (256)        (1,976)(4)       182
                                                   ------------  -----------       ------    -------------  -----------
                                                    $   11,027    $   2,448     $    (465)(3)   $      --    $  13,010
                                                   ------------  -----------       ------    -------------  -----------
                                                   ------------  -----------       ------    -------------  -----------

- ------------------

(1) Other changes include the reclassification of assets held for sale ($260,000) and the currency translation of Allpack's accumulated depreciation.

(2) Other changes include the contribution of PC Realty ($697,000), the consolidation of a 60% owned subsidiary, PCI/Arlington ($281,000) and the currency translation of Allpack's accumulated depreciation.

(3) Retirements include the dividend of PCI/Virginia ($8,000) and PC Realty ($341,000).

(4) Equipment under capital lease was purchased with proceeds from the Offering.

                      PCI SERVICES, INC. AND SUBSIDIARIES
                                 SCHEDULE VIII
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                COL. A.                      COL. B.        COL. C.        COL. D.         COL. E.
- ------------------------------------------------------------------------------------------------------
                                                           ADDITIONS
                                           BALANCE AT     CHARGED TO                     BALANCE AT
                                          BEGINNING OF     COSTS AND         (1)           END OF
              DESCRIPTION                    PERIOD        EXPENSES      DEDUCTIONS        PERIOD
- ------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30, 1994
Allowance for doubtful accounts             $      76      $      27      $      --       $     103
                                               ------          -----         ------          ------
                                               ------          -----         ------          ------
YEAR ENDED SEPTEMBER 30, 1993
Allowance for doubtful accounts             $     139      $      30      $     (93)      $      76
                                               ------          -----         ------          ------
                                               ------          -----         ------          ------
YEAR ENDED SEPTEMBER 30, 1992
Allowance for doubtful accounts             $     140      $      --      $      (1)      $     139
                                               ------          -----         ------          ------
                                               ------          -----         ------          ------

- ------------------

(1) Represents accounts directly written-off net of recoveries.

                      PCI SERVICES, INC. AND SUBSIDIARIES

                                  SCHEDULE IX

                             SHORT-TERM BORROWINGS

                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                   (IN THOUSANDS, EXCEPT INTEREST RATE DATA)

- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
                     COL. A.                         COL. B.      COL. C.      COL. D.      COL. E.        COL. F.
- ----------------------------------------------------------------------------------------------------------------------
                                                                               MAXIMUM      AVERAGE       WEIGHTED
                                                                 WEIGHTED      AMOUNT       AMOUNT         AVERAGE
                                                   BALANCE AT     AVERAGE    OUTSTANDING  OUTSTANDING   INTEREST RATE
              CATEGORY OF AGGREGATE                  END OF      INTEREST    DURING THE   DURING THE     DURING THE
              SHORT-TERM BORROWINGS                  PERIOD        RATE        PERIOD      PERIOD(1)      PERIOD(2)
- ----------------------------------------------------------------------------------------------------------------------
YEAR ENDED SEPTEMBER 30, 1994:
Notes Payable to Banks                              $   1,553        5.125%   $   2,710    $   1,966           9.5%
                                                   -----------  -----------  -----------  -----------           ---
                                                   -----------  -----------  -----------  -----------           ---
YEAR ENDED SEPTEMBER 30, 1993:
Notes Payable to Banks                              $   2,549        6.900%   $   2,549    $   2,182           6.9%
                                                   -----------  -----------  -----------  -----------           ---
                                                   -----------  -----------  -----------  -----------           ---
YEAR ENDED SEPTEMBER 30, 1992:
Notes Payable to Banks                              $      --           --%   $      --    $      --             --%
                                                   -----------  -----------  -----------  -----------           ---
                                                   -----------  -----------  -----------  -----------           ---

- ------------------

(1) The average borrowings were determined based on the amounts outstanding at each quarter-end.

(2) Weighted average interest rate was computed on the quarterly outstanding loan balances.

                      PCI SERVICES, INC. AND SUBSIDIARIES

                                   SCHEDULE X

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION

                 YEARS ENDED SEPTEMBER 30, 1994, 1993 AND 1992

                                 (IN THOUSANDS)

- ---------------------------------------------------------------
- ---------------------------------------------------------------
           COL. A.                          COL. B.
- ---------------------------------------------------------------
                                 CHARGED TO COSTS AND EXPENSES
- ---------------------------------------------------------------
                                   YEAR ENDED SEPTEMBER 30,
                                -------------------------------
                                  1994       1993       1992
                                ---------  ---------  ---------
Maintenance and Repairs         $   3,173  $   2,908  $   1,652